Exhibit 10.20

NON-QUALIFIED OPTION AGREEMENT
OF
SAFETY PRODUCTS HOLDINGS, INC.

THIS AGREEMENT (the “Agreement”) is entered into as of January 2, 2006 (the “Grant Date”) by and between Safety Products Holdings, Inc., a Delaware corporation (the “Company”) and , an employee of the Company (or one of its Subsidiaries), hereinafter referred to as the “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Company wishes to carry out the 2005 Option Plan of Safety Products Holdings, Inc., (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (all capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable); and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 1.1             “Cause” shall mean the Company or an Affiliate having “Cause” to terminate the Optionee’s employment, as defined in any employment agreement between the Optionee and the Company or an Affiliate; provided, that in the absence of an employment agreement containing such a definition, “Cause” to terminate the Optionee’s employment means: (i) embezzlement or misappropriation of funds; (ii) conviction of a felony involving moral turpitude; (iii) commission of a material act of dishonesty, fraud, or deceit; or (iv) breach of any material provisions of any agreement with the Company or any subsidiary to which he is a party; (v) habitual or willful neglect of his duties; (vi) breach of fiduciary duty to the Company or any subsidiary involving personal profit; or (vii) material violation of any other duty to the Company or any subsidiary, or its stockholders or members imposed by its directors or by law.

Section 1.2             “Change in Control” shall mean (i) a change in beneficial ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than (a) the Company or any of its subsidiaries, (b) Odyssey, (c) any of their respective affiliates, or (d) an employee benefit plan maintained by the Company or any of its subsidiaries) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (ii) a sale of substantially all of the Company’s assets.

Section 1.3             “Committee” shall have the meaning set forth in the Recitals hereto.

Section 1.4             “Common Stock” shall have the meaning set forth in the Recitals hereto.

Section 1.5             “Company” shall have the meaning set forth in the Recitals hereto.

Section 1.6             “Disability” shall mean “Disability” as defined in any employment agreement between the Optionee and the Company or a Subsidiary; provided, that in the absence of an employment agreement containing such a definition, “Disability” shall mean the Optionee’s inability to perform, with or without reasonable accommodation, the essential functions of the Optionee’s position for a total of three months during any six consecutive month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Optionee or the Optionee’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

Section 1.7             “EBITDA”  for a given period shall mean the sum of (a) the sum of (i) Adjusted EBITDA (as reported in the Company’s reports filed with the SEC for such period), plus (ii) any LIFO reserve adjustment (whether positive or negative), plus (iii) unrealized foreign exchange gains or losses, plus (iv) other non-recurring or extraordinary gains or losses, plus (b) any management or similar fees charged to the Company by any Principal Stockholder (but only to the extent that such fees are deducted from the earnings described in clause (a) above but excluding reimbursement of any reasonable out of pocket fees and expenses).

Section 1.8             “EBITDA Target” and “Cumulative EBITDA Target” for a given period shall be as set forth in Exhibit A of this Agreement, subject to the provisions of Section 4.6.

Section 1.9             “Grant Date” shall have the meaning set forth in the Recitals hereto.

Section 1.10           “Investment” shall mean any investment of funds by any Principal Stockholder in debt and equity securities or instruments of the Company and its Subsidiaries.

Section 1.11           “Investor Return” shall mean the compound annual pre-tax internal rate of return on a given Investment determined with respect to the period beginning on the initial date of such Investment and ending on the effective date of a Change in Control.

Section 1.12           “Odyssey” shall mean Odyssey Investment Partners Fund III, LP, a Delaware limited partnership.

Section 1.13           “Option” shall mean the Option to purchase Common Stock granted under this Agreement.

Section 1.14           “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.15           “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.16           “Principal Stockholders” shall mean (i) Odyssey, (ii) any general or limited partner or member of Odyssey (an “Odyssey Partner”), (iii) any corporation, partnership, limited liability company or other entity that is an Affiliate of Odyssey or Odyssey Partner (including without limitation any applicable coinvest vehicle established following the date hereof) (collectively, the “Odyssey Affiliates”), (iv) any managing director, member, general partner, director, limited partner, officer or employee of (A) Odyssey, (B) any Odyssey Partner or (C) any Odyssey Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (iv) (collectively, the “Odyssey Associates”), (v) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only Odyssey Stockholders, Odyssey Partners, Odyssey Affiliates, Odyssey Associates, their spouses or their lineal descendants; and (vi) a voting trustee for one or more Odyssey Stockholders, Odyssey Affiliates, Odyssey Partners or Odyssey Associates; provided that in no event shall the Company or any subsidiary be considered an Odyssey Partner, Odyssey Affiliate, or Odyssey Associate and provided, further, that an underwriter or other similar intermediary engaged by the Company in an offering of the Company’s debt or equity securities or other instruments shall not be deemed a Principal Stockholder with respect to such engagement.

Section 1.17           “Proceeds” shall mean the aggregate fair market value of the consideration received or determined by the Board in good faith to be reasonably likely to be receivable by the Principal Stockholders in connection with a Change in Control, after taking into account the Board’s reasonable good faith determination of all post closing adjustments, as of the effective date of such Change in Control (after giving effect to different dates of investment, if any); provided however, that if the Principal Stockholders retain any Investment or portion thereof following such Change in Control, the fair market value of such Investment (or portion) immediately following such Change in Control shall be deemed “consideration received” for purposes of calculating the Proceeds, and provided further that the fair market value of any non-cash consideration (including stock) shall be determined as of the date of such Change in Control.

Section 1.18           “Management Stockholders Agreement” shall mean the agreement by and among the Optionee, the Company, Odyssey Investment Partners Fund III, LP, a Delaware limited partnership and certain other stockholders which contains certain restrictions and limitations applicable to the shares of Common Stock acquired upon Option exercise (and/or to other shares of Common Stock, if any, held by the Optionee during the term of such agreement).

Section 1.19           “Target Amount” shall mean, with respect to any Investment, a dollar amount representing:

(i)            If a Change in Control occurs within 3 years after the “Closing” (as such term is defined in the Management Stockholders Agreement):

(a)    2.5 times the amount of such Investment, and

(b)    A 30% Investor Return on such Investment. or

(ii)    If a Change in Control occurs more than 3 years after the Closing but prior to 4 years after the Closing:

(a)     2.75 times the amount of such Investment, and

(b)     A 25% Investor Return on such Investment. or

(iii)    If a Change in Control occurs 4 or more years after the Closing:

(a)      3 times the amount of such investment, and

(b)     A 22% Investor Return on such Investment.

For purposes of calculating the Target Amount:

(x)            The amount of an Investment shall be the amount paid by such Principal Stockholder to any Person (including, without limitation, the Company, any Subsidiary, or any underwriter) for the purchase of debt and equity securities or instruments; provided that if such Principal Stockholder shall have acquired such debt and equity securities or instruments directly from another Principal Stockholder or through an uninterrupted series of Principal Stockholders, the amount of such Investment shall be the amount initially paid to purchase such debt and equity securities or instruments from a Person other than a Principal Stockholder; and

(y)           The initial date of an Investment shall be the date such Principal Stockholder purchased such debt and equity securities or instruments from any Person (including, without limitation, the Company, any Subsidiary, or any underwriter); provided that if such Principal Stockholder acquired such debt and equity securities or instruments directly from another Principal Stockholder or through an uninterrupted series of Principal Stockholders, the initial date of such Investment shall be the date such debt and equity securities or instruments were initially acquired from a Person other than a Principal Stockholder.

ARTICLE II.
GRANT OF OPTION

Section 2.1             Grant of Option.  In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of  shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2             Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3             Option Price.  The purchase price of the shares of Common Stock covered by the Option shall be $10.00 per share (without commission or other charge).

ARTICLE III.
EXERCISABILITY

Section 3.1             Commencement of Exercisability

(a)           Subject to accelerated vesting pursuant to subsection (e) and Section 3.3, 33.33% of the Option shall become exercisable in cumulative installments provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date as follows:

(i)            The first installment shall consist of 4.13333% of the shares covered by the Option which shall become exercisable on the Grant Date;

(ii)           The second installment shall consist of 7.29925% of the shares covered by the Option which installment shall become exercisable at the rate of 25% of the installment on the last day of each calendar quarter in the year ending December 31, 2006;

(iii)          The third installment shall consist of 7.29925% of the shares covered by the Option which installment shall become exercisable at the rate of 25% of the installment on the last day of each calendar quarter in the year ending December 31, 2007;

(iv)          The fourth installment shall consist of 7.29925% of the shares covered by the Option which installment shall become exercisable at the rate of 25% of the installment on the last day of each calendar quarter in the year ending December 31, 2008; and.

(v)           The fifth installment shall consist of 7.29925% of the shares covered by the Option which installment shall become exercisable at the rate of 25% of the installment on the last day of each calendar quarter in the year ending December 31, 2009.

(b)           Subject to subsections (c) and (e) and Section 3.3, 66.66% of the shares subject to the Option shall become fully exercisable on the day immediately preceding the eighth anniversary of the Grant Date provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date.

(c)           Notwithstanding subsection (b) but subject to subsection (e) and Section 3.3:

(i)            An installment consisting of 7.2900% of the shares covered by the Option shall become exercisable on March 31, 2006 and an installment consisting of 14.8425% of the shares covered by the Option shall become exercisable on, or within 120 days following, December 31 of each calendar year 2006 through 2009, if the EBITDA as of such December 31 equals or exceeds the applicable EBITDA Target for such year.

(ii)           If the EBITDA as of the end of any calendar year 2005 through 2009 is less than the applicable EBITDA Target with respect to such year, that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(c)(i) with respect to such year shall become exercisable on, or within 120 days following, the first December 31 thereafter as of which (A) the EBITDA as of such December 31 equals or exceeds the applicable EBITDA Target for such year and (B) the Cumulative EBITDA equals or exceeds the applicable Cumulative EBITDA Target through such December 31.

(d)           The Committee shall determine, in the good faith exercise of its discretion whether the respective EBITDA and Cumulative EBITDA Targets have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date as the Committee in the good faith exercise of its sole discretion shall determine; provided, however, that with respect to each calendar year such date shall not be later than the 120th day following December 31 of such calendar year.

(e)           Notwithstanding the foregoing provisions of this Section 3.1, but subject to Section 3.3 and to the Board’s authority to otherwise accelerate vesting in the exercise of its sole discretion, upon a Change in Control, which occurs within 4 years of the Closing, through which the Principal Stockholders receive Proceeds greater than or equal to the sum of the Target Amounts with respect to all Investments, the Option shall become fully vested and exercisable immediately prior to the effective date of such Change in Control.

(f)            No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Section 3.2             Duration of Exercisability.  The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3             Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)                                  The tenth anniversary of the Grant Date; or

(b)           Unless the Committee approves a later date, the sixtieth day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause or due to Disability; or (ii) the Optionee’s death; or

(c)           Unless the Committee approves a later date, the date of the Optionee’s Termination of Employment by reason of termination by the Company for Cause; or

(d)           In the case of a Termination of Employment by the Company due to Disability or as a result of the Optionee’s death, the expiration of 12 months from the date of the Optionee’s Termination of Employment; or

(e)           The occurrence of a Change in Control, provided that any portion of the Option which is exercisable as of the occurrence of the Change in Control may be exercised concurrently therewith.  The Committee will provide the Optionee with notice of an anticipated Change in Control and  a period of at least seven (7) days preceding the Change in Control to effect such exercise.

Section 3.4             Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 100 shares and shall be for whole shares only.

Section 3.5             Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

ARTICLE IV.
OTHER PROVISIONS

Section 4.1             Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.

Section 4.2             Shares Subject to Plan and Management Stockholders Agreement.  The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Management Stockholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan and that by signing this Agreement the Optionee agrees to be bound by the Plan and the Management Stockholders Agreement.  The Optionee also acknowledges that in any instance requiring the interpretation or construction of the Management Stockholders Agreement, such interpretation or construction shall be performed by the Board in the good faith exercise of its discretion.

Section 4.3             Construction.  This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 4.4             Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5             Amendment, Suspension and Termination.  The Committee or the Board may wholly or partially amend or otherwise modify, suspend or terminate the Option or this Agreement without the consent of the Optionee to the extent it deems appropriate; provided however, that in the case of amendments, modifications suspensions or terminations adverse to the Optionee, the Committee or the Board must obtain the Optionee’s consent to any such action, provided however, that such consent shall not be required if, as determined by the Committee in the good faith exercise of its sole discretion, such action is required to either: (a) comply with applicable laws or (b) prevent the Optionee from being subject to any excise tax or penalty under Section 409A.

Section 4.6             Adjustments in EBITDA Targets.  The EBITDA Targets (including the Cumulative EBITDA Targets) specified in Exhibit A are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted.  Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, within 60 days after consummation of such event, in good faith and in such manner as it may determine to be equitable after consultation with the Company’s senior management, adjust the amounts set forth on Exhibit A to reflect the projected effect of such transaction(s) or event(s) on EBITDA, subject to Section 7.1 of the Plan.

Section 4.7             Restrictive Covenants.

(a)          The Optionee shall not, at any time during the Term or during the eighteen month period immediately following Termination of Employment (the “Restricted Period”) directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise (each, a “Position”)) that engages in any business or activity (a “Competitive Activity”) which competes with any product line that, as of Termination of Employment, the Company or any entity owned by the Company anywhere in the world (i) manufactures or provides; or (ii) has taken affirmative steps to commence manufacturing or providing.  Notwithstanding the foregoing (x) the Optionee shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business, and (y) the Optionee shall, with the prior written consent of the Company, be permitted to hold a Position with a such a business so long as the Optionee and all persons who directly or indirectly report to the Optionee do not directly engage in any Competitive Activity.

(b)           During the Restricted Period, the Optionee will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Optionee or any of his affiliates for any business purpose deemed competitive with any product line or service that, as of Termination of Employment, the Company or any entity owned by the Company anywhere in North American (i) manufactures or provides; or (ii) has taken affirmative steps to commence manufacturing or providing.

(c)           Except as required in the faithful performance of the Optionee’s duties and responsibilities of employment or pursuant to Section 4.7(d) the Optionee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Upon termination of the Optionee’s employment with the Company for any reason, the Optionee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(d)           The Optionee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(e)           The Optionee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.

(f)            In the event the terms of this Section 4.7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(g)           As used in this Section 4.7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect Subsidiaries.

(h)           Notwithstanding the foregoing, in any case in which the subject matter of any of subsections (a) through (c) and (e) above is covered in a written employment agreement between the Company or any Subsidiary of the Company and the Optionee, the terms of that employment agreement will govern with respect to that subject matter.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

SAFETY PRODUCTS HOLDINGS, INC.
By:_________________________________
Its: _________________________________
_________________________________
_________________________________
Residence Address:
_________________________________
_________________________________

Optionee’s Social Security Number: _________________________